
MASTERWORKS
JEAN-MICHEL
BASQUIAT
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ATTRACTIVE STANDOUT REPEAT SALES

This Painting's Pair Appreciated 11x

Our offering, *Made in Japan II*, was made as part of a pair—the other work, *Made in Japan I*, sold for $770k in 2002 and $8M in 2014, good for an 11x increase over 12 years.



Made in Japan I (1982)

Sell Price (2002):

$770K

Sell Price (2014):

$8M

DESIRABLE STYLE AT AUCTION

Basquiat's Most Commercial Elements

Our new Basquiat is one of his iconic "skull" paintings from 1982, two elements that show up frequently in his top auction records.


Sold for $110.5M
UNTITLED (1982) | DIFFERENT IN SCALE & COMPOSITION

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Offering Circular Below

MASTERWORKS